Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-44826, 333-58020, 333-118614, 333-135396, 333-161132,333-174355 and 333-203200) and Form S-3 (No. 333-176121), of MabVax Therapeutics Holdings, Inc., of our report dated March 14, 2016, related to our audit of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2015 and 2014 and for the years then ended, which report included an explanatory paragraph relating to MabVax Therapeutics, Inc.’s ability to continue as a going concern, included in this Annual Report on Form 10-K.

/s/ CohnReznick LLP

San Diego, California
March 14, 2016